EXHIBIT 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) effective as of December 7, 2022 to the Employment Agreement, dated January 4, 2021 (the “Employment Agreement”), by and between NightHawk Biosciences, Inc. f/k/a Heat Biologics, Inc. (the “Company”) and Jeffrey Wolf (“Executive”). Capitalized terms used herein without definition shall have the meanings assigned in the Employment Agreement.

WHEREAS, Executive was retained under the Employment Agreement by the Corporation to serve as its President and Chief Executive Officer; and

WHEREAS, in recognition of the hard work and performance by Executive, the Corporation desires to amend the Employment Agreement to increase Executive’s annual base salary.

NOW THEREFORE, for the mutual promises contained herein and for ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1. Amendments. Section 4 of the Employment Agreement is hereby deleted and replaced with the following:

“4. BASE SALARY. The Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of Five Hundred Seventy Five Thousand Dollars ($575,000.00), payable semi-monthly in accordance with the regular payroll practices of the Company. The Executive’s Base Salary shall be subject to review and adjustment from time to time by the Board (or a committee thereof) in its sole discretion, but may not be decreased. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.”

Section 5(a) of the Employment Agreement is hereby deleted and replaced with the following:

“(a) Annual Target Bonus. With respect to each calendar year during the Employment Term (beginning in the year of the Effective Date), the Executive will be eligible to earn an annual cash bonus (the “Annual Target Bonus”) as well as discretionary equity awards. Beginning in the 2021 calendar year and for each full calendar year thereafter, the Executive will be eligible for an Annual Target Bonus of fifty-five percent (55%) of the Base Salary, which may be increased by the Board based upon performance. The Annual Target Bonus will be based upon the Board’s assessment of the Executive’s performance and the Company’s attainment of targeted goals as set by the Board. The Annual Target Bonus will be subject to applicable payroll deductions and withholdings. The Annual Target Bonus will be paid in December or January at the discretion of the Board.

2. Severability. The provisions of this Amendment are severable and if any part or it is found to be unenforceable the other paragraphs shall remain fully valid and enforceable.

3. No Other Amendments; Confirmation. All other terms of the Agreement shall remain in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

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4. Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

5. Governing Law. This Amendment is made and shall be construed and performed under the laws of the remaining provisions will nevertheless continue to be valid and enforceable. State of Delaware without regard to its choice or conflict of law principles and the parties agree to Delaware as the exclusive venue for any disputes arising hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Mr. Wolf’s Employment Agreement to be duly executed as of the day and year first above written.

NIGHTHAWK BIOSCIENCES, INC.

By:	/s/ William Ostrander
Name:	William Ostrander
Title:	Chief Financial Officer

/s/ Jeffrey Wolf
Jeffrey Wolf

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